Exhibit 10.1

HANSEN MEDICAL, INC.

February 14, 2014

Christopher P. Lowe

Via Email

Dear Chris:

Hansen Medical, Inc. (the “Company”) is pleased to confirm the terms of your employment as follows:

1. Position. Your title will be Interim Chief Executive Officer, and you will report to the Company’s Board of Directors. This is a full-time temporary position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $64,134.67 per month, payable in accordance with the Company’s standard payroll schedule. As this is an interim position, you will not be entitled to any cash bonus opportunity.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. As this is an interim position, you will not be eligible for paid vacation benefits. Due to the interim nature of the position, the Company will reimburse you for reasonable travel expenses between Reno, NV and the Company’s headquarters as well as for temporary living expenses in accordance with the Company’s generally applicable policies.

4. Stock Option. You will be granted an option to purchase 120,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be equal to the fair market value of the Company’s Common Stock on the date the Option is granted. The Option will be subject to the terms and conditions applicable to options granted pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The Option will vest in equal monthly installments over six (6) months of continuous employment as Interim Chief Executive Officer, as described in the applicable Stock Option Agreement.

5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

Christopher P. Lowe

February 14, 2014

6. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

7. Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

8. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute.

* * * * *

Christopher P. Lowe

February 14, 2014

You may indicate your agreement with these terms by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.

Very truly yours,

HANSEN MEDICAL, INC.

/s/ Michael L. Eagle
By: Michael L. Eagle
Chairman of the Board of Directors

I have read and accept this employment offer:

/s/ Christopher P. Lowe Signature of Christopher P. Lowe

Dated: 2/14/2014

Attachment

Exhibit A: Proprietary Information and Inventions Agreement